           SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
                                    AGREEMENT

      This SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 1st day of July, 2006 by and between A I M ADVISORS, INC., a Delaware corporation (the "Administrator") and AIM TREASURER'S SERIES TRUST (ATST), a Delaware statutory trust (the "Trust") with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the "Portfolios").

                                   WITNESSETH:

      WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees and upon a finding by the Board of Trustees that the provision of such services is in the best interest of the Portfolios and their shareholders; and

      WHEREAS, the Board of Trustees has found that the provision of such administrative services is in the best interest of the Portfolios and their shareholders, and has requested that the Administrator perform such services;

      NOW, THEREFORE, the parties hereby agree as follows:

      1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

      (a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

      (b) to the extent not otherwise required under the Administrator's investment advisory agreement with the Trust, supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

      (c) to the extent not otherwise required under the Administrator's investment advisory agreement with the Trust, such other administrative services as may be furnished from time to time by the Administrator to the Trust or the Portfolios at the request of the Trust's Board of Trustees, provided, however, that nothing in this Agreement shall require the Administrator to pay (i) the salary or other compensation of the senior officer of the Trust appointed pursuant to the New York Attorney General's Assurance of Discontinuance applicable to A I M Advisors, Inc. dated October 8, 2004; or (ii) the salary or other compensation (or any portion of

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      such salary or other compensation) of any other officer of the Trust that the Trust's Board of Trustees has agreed should be paid by the Trust or the Portfolios so long as such agreement is evidenced by a resolution of the Board of Trustees.

      2. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust's Board of Trustees.

      3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Trust, on behalf of the Portfolios, shall pay the Administrator in accordance with the Fee Schedule as set forth in Appendix A attached hereto. Such amounts shall be paid to the Administrator on a monthly basis.

      4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

      5. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

      6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

      7. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2007, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

            (a) (i) by the Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

            (b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

      This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

      8. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Trust and the Administrator.

      9. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be

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

entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

      10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Trust at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.

      11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

      12. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    AIM ADVISORS, INC.

Attest: /s/ P. Michelle Grace       By: /s/ Philip A. Taylor
        ---------------------------     ---------------------------------
        Assistant Secretary             Philip A. Taylor
                                        President

(SEAL)

                                    AIM TREASURER'S SERIES TRUST

Attest: /s/ P. Michelle Grace       By: /s/ Robert H. Graham
        ---------------------------     ---------------------------------
        Assistant Secretary             Robert H. Graham
                                        President

(SEAL)

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

                                   APPENDIX A

                                 FEE SCHEDULE TO
      SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
                                    AGREEMENT
                                       OF
                          AIM TREASURER'S SERIES TRUST

PORTFOLIOS                                 EFFECTIVE DATE OF AGREEMENT
Premier Portfolio**                            July 1, 2006

Premier Tax-Exempt Portfolio**                 July 1, 2006

Premier U.S. Government Money Portfolio**      July 1, 2006

      The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*       Net Assets
------  ------------------
0.023%  First $1.5 billion
0.013%  Next $1.5 billion
0.003%  Over $3 billion

---------------
* Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

** Notwithstanding the foregoing, Administrator, will not charge Premier Portfolio, Premier Tax-Exempt Portfolio or Premier U.S. Government Money Portfolio any fees under this Agreement. However, this commitment may be changed following consultation with the Trustees.

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